Form N-SAR
Item 77 D
Policies With Respect to Security Investments
The RBB Fund, Inc.


The RBB Fund, Inc. incorporates herein by reference the supplement dated July 25, 2007 that was filed electronically with the SEC on July 25, 2007. (Accession No. 0001193125-07-161572) which specified changes to the investment policies of the Institutional Class of the Robeco WPG Small Cap Value Fund (the "Fund") allowing the Fund to purchase equity securities in a private placement that are issued by issuers who have outstanding, publicly-traded equity securities of the same class.

The RBB Fund, Inc. incorporates herein by reference the supplement dated August 6, 2007 that was filed electronically with the SEC on August 6, 2007. (Accession No. 0001193125-07-171633) which specified changes to the investment policies of the Institutional, Investor, and Retirement Classes of the Robeco WPG Core Bond Fund (the "Fund") allowing the
Fund to invest in derivative securities, including credit default swaps, forward foreign currency transactions, and securities of foreign issuers.